Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-166315) pertaining to VimpelCom Ltd.’s Amended and Restated VimpelCom 2000 Stock Option Plan and the VimpelCom 2010 Stock Option Plan of our report dated March 18, 2010, except for Note 23, as to which the date is January 21, 2011, with respect to the consolidated financial statements as of December 31, 2009 and for the two years then ended of OJSC “Vimpel-Communications” included in VimpelCom Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLC

Moscow, Russia

June 30, 2011